Exhibit 3.1.1

CERTIFICATE OF RETIREMENT

OF

SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES C

PREFERRED STOCK,

SERIES D PREFERRED STOCK AND SERIES E PREFERRED STOCK

OF

CYBERSOURCE CORPORATION

(Pursuant to Section 243 of the General Corporation Law of the State of Delaware)

CyberSource Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Article IV, Section 1(e) of the corporation’s Second Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of 1,985,520 shares of Series A Preferred Stock, $0.001 par value per share (the “Series A Stock”), 2,037,038 shares of Series B Preferred Stock, $0.001 par value per share (the “Series B Stock”), 3,000,000 shares of Series C Preferred Stock, $0.001 par value per share (the “Series C Stock”), 1,851,850 shares of Series D Preferred Stock, $0.001 par value per share (the “Series D Stock”), and 10,514,623 shares of Series E Preferred Stock, $0.001 par value per share (the “Series E Stock”).

SECOND: On March 19, 2003, the board of directors of the corporation, by resolution, retired 1,985,520 shares of Series A Stock, 2,037,038 shares of Series B Stock, 3,000,000 shares of Series C Preferred Stock, 1,851,850 shares of Series D Preferred Stock, and 10,514,623 shares of Series E Preferred Stock, which constituted all shares of such applicable series of Preferred Stock automatically converted into Common Stock, $0.001 par value per share, of the corporation immediately prior to the consummation of the corporation’s initial registered public offering.

THIRD: Article IV, Section 7 of the corporation’s Second Amended and Restated Certificate of Incorporation, as amended, prohibits the reissuance of such shares.

FOURTH: On March 19, 2003, the board of directors of the corporation, by resolution, decreased the number of authorized shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock to zero (0) in each case. The number of shares of Preferred Stock authorized is Five Million Six Hundred Ten Thousand Nine Hundred Sixty Nine (5,610,969) shares, $0.001 par value per share.

FIFTH: Pursuant to the provisions of Section 243 of the General Corporation Law of Delaware, all references to Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock in the corporation’s Second Amended and Restated Certificate of Incorporation, as amended, are hereby eliminated.

IN WITNESS WHEREOF, CyberSource Corporation, a Delaware corporation, has caused this certificate to be signed and attested by its duly authorized officers this 20th day of March, 2003.

CYBERSOURCE CORPORATION

/s/ WILLIAM S. MCKIERNAN
William S. McKiernan Chairman of the Board of Directors

Attest:

/s/ RICHARD SCUDELLARI
Richard Scudellari Secretary